Exhibit 3.41

SECOND AMENDMENT TO THE OPERATING AGREEMENT OF

CIRCLE G AT THE CHURCH FARM NORTH JOINT VENTURE, LLC

THIS SECOND AMENDMENT TO THE OPERATING AGREEMENT OF CIRCLE G AT THE CHURCH FARM NORTH JOINT VENTURE, LLC (the “Second Amendment”) is made and entered into effective as of the 21st day of August, 2007, by and between WILLIAM LYON HOMES, INC., a California corporation (“WLH”), and CIRCLE G ONE, L.L.C., an Arizona limited liability company (“Circle G”), as all of the Members of CIRCLE G AT THE CHURCH FARM NORTH JOINT VENTURE, LLC, an Arizona limited liability company (the “Company”). Capitalized terms not defined herein shall have the meanings set forth in the Operating Agreement of Circle G at the Church Farm North Joint Venture, LLC dated as of April 26, 2005, as amended by the First Amendment to the Operating Agreement dated as of February 24, 2006 (as amended, the “Operating Agreement”).

RECITALS

WHEREAS, pursuant to Section 15.14 of the Operating Agreement, the Operating Agreement may be amended with the approval of a Majority-in-Interest;

WHEREAS, the Members constitute a Majority-in-Interest and desire to amend the Operating Agreement as provided in this Second Amendment; and

WHEREAS, the Members each agree to be bound by the Operating Agreement, as amended by this Second Amendment,

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members agree as follows:

1. The foregoing recitals are hereby incorporated by reference.

2. The Company is hereby authorized to enter into a Construction Management Agreement (Lot Development) with WLH in the form attached to this Second Amendment as Exhibit A (the “Lot CMA”). The Company is also authorized to enter into a Construction Management Agreement (Homebuilding) with WLH in the form attached to this Second Amendment as Exhibit B (the “Home CMA”).

3. A new Section 4.1(b)(iii) is added to the Operating Agreement as follows:

(iii) WLH shall also contribute the following amounts, which shall be considered Subsequent Capital Contributions:

(A) All direct and indirect costs (excluding land), as more specifically described in the Lot CMA, of all improvements on the lots within Church Farm Acres that are required to make such lots fully improved and in a finished condition such that construction of a single-family dwelling unit could be commenced on each of such lots upon the payment of customary building permit fees and a certificate of occupancy could be obtained upon the completion of construction of such dwelling unit (“Finished Lots”).

(B) All direct and indirect costs (excluding land and the lot improvement costs described in subparagraph (A) above), as more specifically described in the Home CMA, that are required to construct an Exchange Home (as defined and described in the Wildcat Purchase Agreements) on the applicable lots within Church Farm Acres.

4. Section 5.1(a)(ii) of the Operating Agreement is hereby deleted in its entirety and replaced with the following:

(ii) Church Farm Acres.

(A) Except as provided below, each lot in Church Farm Acres is reserved for use as an Exchange Lot (as defined and described in the Wildcat Purchase Agreements) for a Wildcat Parcel Owner. Notwithstanding the foregoing, if, after the completion of all of the cash-out and/or exchange transactions contemplated in the Wildcat Purchase Agreements, there are lots in Church Farm Acres that have not been selected (and the purchase closed) by Wildcat Parcel Owners, then such lots shall be considered Company Retained Lots and the Company shall market and sell such available lots to one or more third parties. Prior to any distributions to the Members under Section 6.1 of the Operating Agreement with respect to the lots in Church Farm Acres, upon the closing of the sale of each lot within Church Farm Acres, the Company shall pay WLH the following cumulative amounts: (a) $1,000 per lot, as an administrative fee for obtaining the approval of the final plat for Church Farm Acres; (b) ten percent (10%) of the direct and indirect costs (excluding land), as more specifically described in the Lot CMA, as a construction management fee, to make such lots Finished Lots; and (c) twenty percent (20%) of the direct and indirect costs (excluding land and the lot improvement costs described in subparagraph 4.1(b)(iii)(A) above), as more specifically described in the Home CMA, as a construction management fee, to construct the Exchange Homes, on the applicable lots within Church Farm Acres.

(B) In addition to the fees payable to WLH pursuant to subparagraph (A) above, the Company shall reimburse WLH for any and all costs incurred by WLH for the development of the lots into Finished Lots pursuant to the Lot CMA, the construction of the Exchange Homes pursuant to the Home CMA, and for the payment of any Arizona transaction privilege/prime contractor tax payable in connection therewith.

(C) If the funds received by the Company at the closing of a specific Finished Lot and/or Exchange Home within Church Farm Acres are not sufficient to pay WLH the amounts due pursuant to subparagraph (A) above, then the Company shall make up any shortfall at the next and subsequent closings, on a cumulative basis, until the Company has paid all amounts due to WLH. If the amounts received by the Company from all of the closings of Finished Lots and/or Exchange Homes within Church Farm Acres are not sufficient to pay WLH all amounts due pursuant to subparagraph (A) above, the Company shall pay any shortfall to WLH from any other Company assets or income prior to any distribution pursuant to Section 6.1 of the Operating Agreement. Any amounts received by the Company from the sale of Finished Lots and/or Exchange Homes within Church Farm Acres not used by the Company to pay WLH the cumulative amounts due pursuant to subparagraph (A) above are subject to the provisions of Section 6.1 of the Operating Agreement.

(D) If and when the Company is required to pay or reimburse the Construction Manager for any claims under the Lot CMA and/or the Home CMA, WLH and Circle G shall each contribute to the Company fifty percent (50%) thereof as a Capital Contribution not subject to any Priority Return, but in the case of Circle G not to exceed in the aggregate the sum of One Hundred Twenty-Five Thousand Dollars ($125,000).

5. Except as amended by this Second Amendment, the Operating Agreement shall continue in full force and effect.

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IN WITNESS WHEREOF, the parties have entered into this Second Amendment as of the date first above written.

MEMBER:

CIRCLE G ONE, LLC, an Arizona limited liability company

BY:	Circle R Investments, LLC, an Arizona limited liability company, its Member

	By:		/s/ Gerald J. Ricke
Gerald J. Ricke, its Manager

BY:	Landmark Land Investments, LLC, an Arizona limited liability company, its Member

	By:		/s/ T. Dennis Barney
T. Dennis Barney, its Manager

	By:		/s/ T. Jason Barney
T. Jason Barney, its Manager

BY:	Dragonfly Capital Holdings, L.L.C., an Arizona limited liability company, its Member

	By:		Apac Contracting, Inc., an Arizona corporation, its Manager

		By:	/s/ William R. Olsen
William R. Olsen, President

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

MEMBER:

WILLIAM LYON HOMES, INC., a California corporation

By:	/s/ Douglas F. Bauer

Printed Name:	Douglas F. Bauer
President

Title:

By:	/s/ Richard S. Robinson

Printed Name:	Richard S. Robinson
Senior Vice President

Title:

MANAGER:

WILLIAM LYON HOMES, INC., a California corporation

By:	/s/ Douglas F. Bauer

Printed Name:	Douglas F. Bauer
President

Title:

By:	/s/ Richard S. Robinson

Printed Name:	Richard S. Robinson
Senior Vice President

Title:

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